EXHIBIT 99.1

Encore Wire Corporation	PRESS RELEASE		October 25, 2004
1410 Millwood Road
McKinney, Texas 75069		Contact:	Frank J. Bilban
972-562-9473			Vice President & CFO
For Immediate Release

ENCORE WIRE ANNOUNCES INCREASED PROFITS FOR QUARTER AND NINE MONTHS

MCKINNEY, TX — Encore Wire Corporation (NASDAQ/NMS: WIRE) today reported financial results for the quarter and nine months ended September 30, 2004.

Net sales for the third quarter of 2004 increased 39% to $158.6 million compared to $113.9 million during the third quarter of 2003. The majority of the increase in net sales in the third quarter of 2004 is the result of higher prices per pound of wire shipped, driven by higher copper raw material prices as well as higher margins on wire sales versus the third quarter of 2003. Net income for the third quarter increased to $6.4 million versus $5.2 million in the third quarter of 2003, an increase of 22%. Fully diluted net income per common share was $.27 in the third quarter of 2004 compared to $.23 of net income per share in the third quarter of 2003. All net income and fully diluted net income per share amounts in this press release have been restated to reflect the effect of the Company’s 3-for-2 stock split which was paid as a stock dividend in August 2004.

Net sales for the first nine months of 2004 increased 74% to $455.7 million compared to $261.6 million in the first nine months of 2003. Net income was $26.9 million in the first nine months of 2004 versus $7.4 million in the same period of 2003, an increase of 266%. Fully diluted net income per share was $1.14 in the first nine months of 2004 versus $.32 in the first nine months of 2003.

Due in part to the record unit sales volume during the third quarter of 2004 and our management of inventory levels, the Company liquidated the LIFO inventory layer established in 2003 and a portion of the inventory layer established in 2002. As a result, under the LIFO method, these inventory layers were liquidated at historical costs, that were less than current costs, which favorably impacted net income for the quarter and nine months ended September 30, 2004, by approximately $2.3 million.

Commenting on the results, Vincent A. Rego, Chairman and Chief Executive Officer of Encore Wire Corporation, said, “Encore Wire continues to produce strong results. These results are impressive in light of the significant volatility in the copper and wire markets that continued in the third quarter of 2004. Copper prices began the third quarter at the quarterly low point of $1.22 per lb. and ended the quarter at the quarterly high of $1.40 per lb. with significant fluctuations in between. Although logically our industry should have been able to maintain stable margins at what are historically high copper prices, margins were also volatile during the quarter. We were very pleased with our shipment volumes increasing 18% in the third quarter versus the second quarter, setting a new record. We continue to get positive feedback from customers and end users in the marketplace and the proof is in our volumes.

Our last four quarters have produced fully diluted earnings per share of $1.45. Our cash flow in the quarter just ended was also very strong, with positive cash flow from operations of $9.0 million allowing us to pay down our debt by $3.5 million in addition to funding $2.5 million in capital expenditures during the quarter. Our distribution center expansion is on schedule as are the projects streamlining our production plants to enable us to continue to grow while providing our customers with the same high-order fill rates. We will continue to manage the Company to grow sales and earnings while maintaining our historically strong and conservative balance sheet. We want to thank our employees and associates for their tremendous efforts and our stockholders for their support.”

Encore Wire Corporation manufactures a broad range of copper electrical wire for interior wiring in homes, apartments, manufactured housing and commercial and industrial buildings.

The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.

Encore Wire Corporation
P.O. Box 1149
1410 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Balance Sheet
(In Thousands)
(Unaudited)

	September 30,	December 31,
	2004	2003
ASSETS
Current Assets
Cash	$4,196	$391
Receivables, net	117,076	81,430
Inventories	51,746	59,344
Prepaid Expenses and Other	12,538	5,112

Total Current Assets	185,556	146,277
Property, Plant and Equipment, net	86,406	78,924
Other Assets	126	98

Total Assets	$272,088	$225,299

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$26,343	$24,430
Accrued Liabilities and Other	12,396	15,590

Total Current Liabilities	38,739	40,020
Long Term Liabilities Note Payable	69,000	53,425
Non-Current Deferred Income Taxes	12,157	10,078

Total Long Term Liabilities	81,157	63,503
Total Liabilities	119,896	103,523
Stockholders’ Equity Common Stock	259	170
Additional Paid in Capital	36,865	34,193
Treasury Stock	(15,275)	(15,275)
Retained Earnings	130,343	102,688

Total Stockholders’ Equity	152,192	121,776

Total Liabilities and Stockholders’ Equity	$272,088	$225,299

Note: Amounts have been restated to reflect the effect of the August 2004 3-for-2 stock split.

Encore Wire Corporation
P.O. Box 1149
1410 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Statement of Income
(In Thousands, except per share amounts)
(Unaudited)

	Quarter Ended September 30,				Nine Months Ended September 30,
	2004		2003		2004		2003
Net Sales	$158,629	100.0%	$113,877	100.0%	$455,719	100.0%	$261,614	100.0%
Cost of Sales	136,859	86.3%	96,255	84.5%	379,991	83.4%	226,534	86.6%

Gross Profit	21,770	13.7%	17,622	15.5%	75,728	16.6%	35,080	13.4%
Selling, General and Administrative Expenses	11,124	7.0%	8,935	7.8%	31,260	6.9%	21,871	8.4%

Operating Income	10,646	6.7%	8,687	7.6%	44,468	9.8%	13,209	5.0%
Net Interest & Other Expense	661	0.4%	527	0.5%	2,055	0.5%	1,712	0.7%

Income before Income Taxes	9,985	6.3%	8,160	7.2%	42,413	9.3%	11,497	4.4%
Income Taxes	3,594	2.3%	2,938	2.6%	15,489	3.4%	4,139	1.6%

Net Income	$6,391	4.0%	$5,222	4.6%	$26,924	5.9%	$7,358	2.8%

Basic Earnings Per Share	$0.28		$0.23		$1.17		$0.32

Diluted Earnings Per Share	$0.27		$0.23		$1.14		$0.32

Weighted Average Number of Common and Common Equivalent Shares Outstanding:
-Basic	23,104		22,681		22,989		22,679

-Diluted	23,478		22,958		23,545		22,807

Note: Amounts have been restated to reflect the effect of the August 2004 3-for-2 stock split.

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